UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 30, 2009

Coronado Corp.

(Exact name of registrant as specified in its charter)

Nevada

333-135037

98-0485668

(State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification No.)

Tibas del Correo, 50 metros Norte y 25 metros al Este,

                                                 San José, República de Costa Rica                                                  .

(Address of principal executive offices)

(Zip Code)

                                                                                702-987-1847

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March30, 2009, Alejandro Quesada resigned from all his officer positions with us, principally resigning as Chief Executive Officer, Chief Financial Officer, and Treasurer.  Mr. Quesada did not have any disagreements with us on any matter relating to our operations, policies or practices.  The Company has provided a copy of the disclosures it is making herein to Mr. Quesada and provided him with an option to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he or she does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

On the same date, Floricel Leiton was appointed as Chief Executive Officer, Chief Financial Officer and Treasurer.  Miss Leiton has served as Director and Secretary since September 8, 2008.

The following is a brief description of Miss. Leiton’s business experience:

FLORICEL LEITON graduated with a degree as a Dental Technician from the Universidad Latina de Costa Rica in 2001.  She is an expert in the construction of bridges, and crowns and plates (false teeth), and has a postgraduate degree as a specialist in working with porcelain.

For the last five years, Miss Leiton has worked for Dr. Jaime Jacabo as a laboratory technician creating bridges, crowns and false teeth for his patients.  For the last two years Miss Leiton has also produced bridges, crowns and plates for the patients of Dr. Andrea Acosta and Dr. Peggy Fernandez.

Miss Leiton is actively involved in Project Smile, a service that provides dental services in impoverished communities in Costa Rica, to which she regularly provides her services free of charge.

There have been no transactions with Miss. Leiton since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO CORP.

Date:  April 1, 2009

By:/s/ Floricel Leiton

Name:

Floricel Leiton

Title:

President